Exhibit 10.31

ENBRIDGE EMPLOYEE SERVICES, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN

ENBRIDGE EMPLOYEE SERVICES, INC.

- and -

C. Gregory Harper

Dated as of January 30, 2014

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION		1
1.1	Definitions	1

ARTICLE 2 EMPLOYMENT		5
2.1	Position, Duties and Responsibilities of Executive	5
2.2	Term of Agreement	5
2.3	Termination of Agreement upon Disability of Executive	5
2.4	Termination of Agreement by the Corporation for Cause	5
2.5	Termination of Employment by the Corporation or the Executive for Other Reason	5
2.6	Release Agreement	7

ARTICLE 3 CONFIDENTIAL INFORMATION AND RESTRICTIVE COVENANTS		8
3.1	Access to Confidential Information and Specialized Training	8
3.2	Agreement Not to Use or Disclose Confidential Information	8
3.3	Duty to Return Company Documents and Property	8
3.4	Non-Solicitation Restriction	8
3.5	No-Recruitment Restriction	9
3.6	Reformation	9
3.7	No Previous Restrictive Agreements	9
3.8	Remedies	9
3.9	No Disparaging Comments	10
3.10	Company Documents and Property	10
3.11	Legal Fees and Expenses	10

ARTICLE 4 GENERAL PROVISIONS		10
4.1	Matters Relating to Section 409A of the Code	10
4.2	Withholdings; Right of Offset	11
4.3	Nonalienation	11
4.4	Successors and Assigns	11
4.5	Notice	12
4.6	Severability	12
4.7	No Third Party Beneficiaries	12
4.8	Waiver of Breach	12
4.9	Survival of Certain Provisions	13
4.10	Entire Agreement; Amendment and Termination	13
4.11	Interpretive Matters	13
4.12	Governing Law; Jurisdiction	13
4.13	Executive Acknowledgment	14
4.14	Counterparts	14

SCHEDULE A		A-1

i

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made effective the 30th day of January 2014 (the “Effective Date”) by and between:

ENBRIDGE EMPLOYEE SERVICES, INC. (hereinafter called the “Corporation” or the “Company”)

- and -

C. Gregory Harper (hereinafter called the “Executive”).

WHEREAS:

(a)	the Executive is an executive of the Corporation and is considered by the Board of Directors of the Corporation and by Enbridge, Inc. to be a valued employee of the Corporation who has acquired outstanding and special skills and abilities and an extensive background in and knowledge of the Corporation’s business and the industry in which it is engaged; and

(b)	the Board of Directors recognizes that it is essential, in the best interests of the Corporation, that the Corporation retain the continuing dedication of the Executive to his office and employment and that this can best be accomplished if the personal uncertainty facing the Executive in the event of a Corporation initiated termination of employment of the Executive is alleviated;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants herein contained, it is hereby agreed as set forth below.

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions. In addition to the terms defined in the text hereof, terms with initial capital letters as used herein have the meanings assigned to them below, for all purposes of this Agreement, or as set out in the Definitions Appendix hereto, unless the context reasonably requires a broader, narrower or different meaning. The Definitions Appendix is part of this Agreement and incorporated herein.

(a)	“Affiliate” a Person shall be deemed to be an Affiliate of another Person if one of them is controlled by the other or both are controlled by the same Person, and if two Persons are Affiliates of the same Person at the same time they are deemed to be Affiliates of each other, including, without limitation, Enbridge, Inc. is an Affiliate of the Corporation.

(b)	“Annual Compensation” means the sum of the Annual Salary and the Annual Incentive Bonus.

(c)	“Annual Incentive Bonus” means the annual incentive bonus of the Executive under the Corporation’s short term incentive plan.

(d)	“Annual Salary” means the annual salary of the Executive established by the HRCC and payable by the Corporation or its Affiliates, determined as at the end of the month immediately preceding the month in which the termination of employment occurs and if at the relevant time an annual salary level has not been established, it shall be calculated by multiplying by 12 the monthly salary of the Executive in effect for the month preceding the month containing the Termination Date pursuant to Article 2.

(e)	“Business Day” means any Monday through Friday, excluding any such day on which banks are authorized to be closed in Texas.

(f)	“Cause” means any of the following: (a) dishonesty, including without limitation by engaging in any act involving fraud, conversion, misappropriation or embezzlement (other than non-recurring acts involving de minimis sums), which is not the result of an inadvertent or innocent mistake, of Executive with respect to the Company or any Affiliate; (b) willful misfeasance or nonfeasance of any duty by Executive under this Agreement that has the effect of injuring the reputation, business, or business relationships of the Company or any Affiliate, or any of their respective officers, directors, or employees; (c) violation by Executive of any term of this Agreement or any other agreement between Executive and the Company in any material respect; (d) conviction of Executive of (i) any felony, (ii) any other crime involving moral turpitude, or (iii) any other crime (other than a vehicular offense) which could reflect, in some material fashion, unfavorably upon the Company or any Affiliate; or (e) Executive’s (i) failure to perform any of his material fiduciary duties to the Company or any Affiliate, (ii) failure to make full disclosure to the Company of any business opportunity pertaining to the business of the Company or an Affiliate of which he has direct knowledge, (iii) taking any action which he knows, or should have known, does not comply with the law as applicable to his employment including, without limitation, the United States Foreign Corrupt Practices Act; or (f) failure to follow the lawful written instructions of the Company’s Chairman of the Board, its Board of Directors, or its Compensation Committee, with respect to any material matter, provided that such instructions were within the scope of the duties and not in violation of this Agreement. Before the Company can terminate Executive for Cause pursuant to clause (a), (b), (c), (e) or (f) above, the Board of Directors shall give Executive written Notice of any alleged violation of said provision. In each case, only after receipt of Notice which specifically identifies the manner and sets forth specific facts, circumstances and examples of which the Board of Directors believes that Executive has breached this Agreement and his continued willful failure to cure such breach or nonperformance to the satisfaction of the Company within the time period set by the Board of Directors, but in no event less than ten (10) Business Days after Executive’s receipt of such Notice.

For purposes of this definition, no act or failure to act on Executive’s part shall be deemed “willful” unless it is done or omitted by Executive without his reasonable belief that such action or omission was in the best interest of the Company or an Affiliate (assuming disclosure of the pertinent facts, any action or omission by Executive after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Company shall be deemed to have been taken in good faith and to not be “willful” for purposes of this Agreement).

(g)	“Code” means the Internal Revenue Code of 1986, as amended, or its successor. References herein to any Section of the Code shall include any successor provisions of the Code.

(h)	“Confidential Information” means any information or material known to, or used by or for, the Company or an Affiliate (whether or not owned or developed by the Company or an Affiliate and whether or not developed by Executive) that is not generally known by other Persons in the Business. For all purposes of the Agreement, Confidential Information includes, but is not limited to, the following: all trade secrets of the Company or an Affiliate; all non-public information that the Company or an Affiliate has marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all non-public information concerning the Company’s or Affiliate’s products, services, prospective products or services, research, designs, prices, costs, marketing plans, marketing techniques, studies, test data, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Company or an Affiliate; all information relating to the Company’s operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company or an Affiliate; all computer hardware or software manuals of the Company or an Affiliate; all Company or Affiliate training or instruction manuals; all Company or Affiliate electronic data; and all computer system passwords and user codes.

(i)	“Defined Benefit Pension Plan” means the Corporation’s defined benefit pension plan, entitled “Enbridge Employee Services, Inc. Employees’ Pension Plan”, as amended or replaced from time to time in accordance with the terms of such pension plan.

(j)	“Disability” shall mean that Executive is entitled to receive long term disability (“LTD”) income benefits under the LTD plan or policy maintained by the Company or an Affiliate that covers Executive. If, for any reason, Executive is not covered under such LTD plan or policy, then “Disability” shall mean a “permanent and total disability” as defined in Code Section 22(e)(3) and Treasury regulations thereunder. Evidence of such Disability shall be certified by a physician acceptable to both the Company and Executive. In the event that the Parties are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification. All costs relating to the determination of whether Executive has incurred a Disability shall be paid by the Company. Executive agrees to submit to any examinations that are reasonably required by the attending physician or other healthcare service providers to determine whether he has a Disability.

(k)	“Dispute” means any dispute, disagreement, controversy, claim, or cause of action arising in connection with or relating to this Agreement or Executive’s employment or termination of employment hereunder, or the validity, interpretation, performance, breach, modification or termination of this Agreement.

(l)	“Employment Period” means the entire period from the Effective Date through the date of Executive’s Termination Date, for whatever reason.

(m)	“Good Reason” means, with respect to Executive, the occurrence of any one or more of the following events which first occurs during the Employment Period, except as a result of actions taken in connection with termination of Executive’s employment for Cause or Disability, and without Executive’s specific written consent:

(i)	a material decrease in the reporting relationships of the Executive, excluding a change whereby the Executive ceases to directly report to the most senior executive officer of the Corporation (as of the date hereof, the President and Chief Executive Officer) and of its control person, if any, and directly reports to another senior executive officer of the Corporation or of its control person, if any, provided the Executive remains a member of the most senior formal groups or committees (as of the effective date hereof its Executive Leadership Team) involved in corporate stewardship of the Corporation and of its control person, if any;

(ii)	a material decrease in the Executive’s title, position, responsibilities or powers;

(iii)	a reduction in the Annual Salary (excluding the Annual Incentive Bonus) of the Executive;

(iv)	a reduction in the value of the Executive’s pension benefits (including without limiting the generality of the forgoing except for a reduction that affects other similarly situated employees in the Defined Benefit Pension Plan or the Supplemental Benefit Pension Plan); or

(v)	a material reduction in the value of the Executive’s other employee benefits, plans and programs, other than a reduction in the value of the Executive’s Annual Incentive Bonus as a result of the normal application of the performance criteria under the Annual Incentive Bonus.

Notwithstanding the foregoing definition of “Good Reason”, Executive cannot terminate his employment under the Agreement for Good Reason unless Executive (1) first provides written Notice to the Company’s Chief Executive Officer or Board of Directors of the event (or events) that Executive believes constitutes a Good Reason event (above) within one hundred eighty (180) days from the first occurrence date of such event, and (2) provides the Company with at least 30 Business Days to cure, correct or mitigate the Good Reason event so that it either (A) does not constitute a Good Reason event hereunder or (B) Executive specifically agrees, in writing, that after any such modification or accommodation by the Company, such event does not constitute a Good Reason event hereunder. For greater clarity, the said 30-day notice may be given at any time up to the 150th day of the said 180-day period.

(n)	“Human Resources and Compensation Committee” or “HRCC” means the committee of the Board of Directors of Enbridge, Inc. from time to time appointed to fix the remuneration of executives of the Corporation or, if such committee has not been appointed, means the Board of Directors of the Corporation.

(o)	“Notice” means a written communication complying with Section 4.5 (“Notify” has the correlative meaning).

(p)	“Notice of Termination” means a written Notice which (a) indicates the specific termination provision in the Agreement that is being relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (c) if the Termination Date is other than the date of receipt of such Notice, specifies the termination date (which date shall be not more than sixty (60) days after the giving of such Notice). Any termination of Executive by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other Party. The failure by Executive or the Company, as applicable, to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of such Party, or preclude such Party from asserting, such fact or circumstance in enforcing such Party’s rights.

(q)	“Party” means the Corporation or Executive, and “Parties” means the Corporation and Executive.

(r)	“Pensionable Bonus” means the portion of Annual Incentive Bonus which is used under the Defined Benefit Pension Plan and the Supplemental Benefit Pension Plan to determine final or best average earnings;

(s)	“Person” means any individual, firm, corporation, partnership, limited liability company, trust, or other entity, including any successor (by merger or otherwise) of such entity.

(t)	“Release” means a release agreement, in such form as is prepared and delivered by the Company to Executive. The Release shall not release any claim by or on behalf of Executive for any payment or other benefit that is required under this Agreement prior to the receipt thereof, except as may otherwise be agreed to by Executive.

(u)	“Retiring Allowance” shall have the meaning set out in Section 2.5(b).

(v)	“Specialized Training” includes the training the Company provides to Executive that is unique to its business and enhances Executive’s ability to perform his job duties effectively, which includes, without limitation, orientation training, operation methods training, and computer and systems training.

(w)	“Subsidiary” means a corporation or other entity, whether incorporated or unincorporated, of which at least a majority of the voting securities is owned, directly or indirectly, by the Company.

(x)	“Supplemental Benefit Pension Plan” means the supplemental pension plan, entitled “The Enbridge Supplemental Pension Plan for United States Employees” and dated January 1, 2005, as amended or replaced from time to time in accordance with the terms of such supplemental plan.

(y)	“Termination Date” means the date on which Executive’s employment terminates with the Company and all Affiliates. Notwithstanding anything herein to the contrary, the date on which a “separation from service” under Code Section 409A is effective shall be the Termination Date with respect to any payment or benefit to or on behalf of Executive that constitutes deferred compensation that is subject to, and not exempt from or excepted under, Code Section 409A.

ARTICLE 2

EMPLOYMENT

2.1	Position, Duties and Responsibilities of Executive

The Executive shall have such responsibilities and powers as the Board of Directors or the bylaws of the Corporation or its Affiliates, or the Executive’s superiors, may from time to time prescribe and are currently contemplated by his position as Executive Vice President, Enbridge Gas Pipelines, or substantially equivalent duties and responsibilities. Except as may be authorized by the Board of Directors of the Corporation, or by the Executive’s superiors from time to time, the Executive shall devote the whole of his time to the Executive’s duties hereunder and shall use his best efforts to promote the interests of the Corporation and its Affiliates.

Executive acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity, and allegiance to use his best efforts to act at all times in the best interests of the Company and its Affiliates. In keeping with these duties, the Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business, and he shall not appropriate for the Executive’s own benefit any business opportunity concerning the subject matter of this fiduciary relationship.

2.2	Term of Agreement

The term of this Agreement shall commence on the Effective Date and shall continue in effect to and including the earliest of:

(a)	the effective date of the retirement of the Executive in accordance with the retirement policy established for senior employees of the Corporation, as determined by the Corporation;

(b)	the Executive is terminated for Cause or the effective date of his resignation other than pursuant to Section 2.5(a)(ii) (Good Reason termination);

(c)	the death of the Executive; or

(d)	the effective date that the employment of Executive is terminated for any other reason except pursuant to Section 2.2(a), (b) or (c) above.

In the event of Executive’s termination pursuant to Section 2.2(a), (b) or (c), he shall not be entitled to any separation benefits under Section 2.5.

2.3	Termination of Agreement upon Disability of Executive

In the event of Executive’s Disability, the employment of Executive may be terminated by the Corporation on 30 days’ prior written Notice to Executive. In the event of Executive’s termination for Disability, he shall be entitled to receive the separation benefits under Section 2.5.

2.4	Termination of Agreement by the Corporation for Cause

The Corporation may terminate Executive’s employment with the Company and its Affiliates, at any time and without advance Notice to the Executive, for Cause. In such event, the Corporation shall provide a Notice of Termination to Employee. In the event of Executive’s termination pursuant to this Section 2.4, he shall not be entitled to any separation benefits under Section 2.5.

2.5	Termination of Employment by the Corporation or the Executive for Other Reason

(a)	Except where such termination is pursuant to Sections 2.2(a), 2.2(b), 2.2(c) or 2.4, the provisions of this Section 2.5 shall apply:

(i)	where the Corporation involuntarily terminates the employment of the Executive without Cause;

(ii)	where the Executive terminates his employment with the Corporation for Good Reason by providing the Corporation with a Notice of Termination; or

(iii)	where the Corporation terminates the employment of Executive pursuant to Section 2.3 due to Executive’s Disability.

(b)	In the event of a termination of Executive’s employment for a reason provided in Section 2.5(a), the Executive shall be entitled to receive, and the Corporation shall pay to the Executive, a retiring allowance (the “Retiring Allowance”) computed as hereinafter provided. The Retiring Allowance shall be that amount which is equal to two (2) times the sum of:

(i)	the Annual Salary; and

(ii)	the average of the last two payments of the Annual Incentive Bonus paid to the Executive (or only the last payment if there has not been more than one Annual Incentive Bonus paid to the Executive) immediately preceding the Termination Date, as determined by the Company.

(c)	In the event of a termination of Executive’s employment for a reason provided in Section 2.5(a), in addition to the Retiring Allowance in accordance with Section 2.5(b), the Executive shall be entitled to the following:

(i)	the Corporation shall pay to the Executive an Annual Incentive Bonus for the calendar year in which the Termination Date occurs, which is the product determined by a fraction (the numerator of which is the number of days of employment for the Executive in that calendar year and denominator of which is 365) multiplied by the last Annual Incentive Bonus payment received by the Executive, as determined by the Company. In addition, the Executive shall receive all accrued and unpaid annual vacation pay to the Termination Date. In addition, where the Executive holds rights under other plans to cash incentive compensation (including without limiting the generality of the foregoing, any performance stock units payable in cash) the Executive shall be paid for the period in which he was employed a pro-rated amount (as determined under the applicable incentive plan) that the Executive was employed through the Termination Date in relation to the number of days in the applicable plan period. Any such amounts shall be paid to the Executive in accordance with the terms of such plan;

(ii)	the Corporation shall pay to the Executive the cash value of two times the last annual flexible perquisite allowance provided to the Executive immediately preceding the Termination Date under the Corporation’s executive flexible perquisites program, less any amounts prepaid to the Executive but unearned by Executive as of the Termination Date (as of the Effective Date, the annual flexible perquisite allowance is $35,000);

(iii)	the Corporation shall pay to the Executive a lump sum payment that is equivalent to the amount of the Corporation’s portion of contributions (which excludes any employee elective contributions made by Executive from his compensation) on behalf of the Executive that would have been made under the Corporation’s 401(k) plan for a two-year period (based upon the base salary of the Executive as of the Termination Date), as determined by the Company; and

(iv)	the Corporation shall reimburse the Executive for financial counselling and/or career counselling assistance for the Executive up to a maximum of $20,000, provided that Executive provides receipts satisfactory to the Company and such expenses are incurred by Executive within one year following the Termination Date.

(d)

If the Executive has a vested benefit in the Defined Benefit Pension Plan and/or the Supplemental Benefit Pension Plan (each referred to as a “Pension Plan”) on the Termination Date, he will be paid an additional amount under this Agreement (a “Pension Payout Amount”). The Pension Payout Amount is equal to the benefit that would have accrued under the Pension Plan from the Termination Date for an additional two-year period, as determined by the Company. The Pension Payout Amount is a cash benefit provided under this Agreement, and not under the Pension Plan. If Executive does not have a vested benefit in the Pension Plan on the Termination Date, he will not receive a Pension Payout Amount under this Agreement.

For the purposes of determining Executive’s final or best average earnings, for purposes of determining the Pension Payout Amount, the following factors will be used:

(i)	the Executive’s salary for such year shall be deemed to be his Annual Salary as of the Termination Date; and

(ii)	the Annual Incentive Bonus used in calculating the Pensionable Bonus for each of such two additional years shall be deemed to be the average of the last two payments of Annual Incentive Bonus paid to the Executive (or the last payment if there has not been more than one Annual Incentive Bonus paid to the Executive immediately preceding the Termination Date), as determined by the Company.

(e)	If, as of the Termination Date, the Executive holds vested and exercisable but unexercised stock options for the purchase of shares (or other securities) under any of the Corporation’s or its Affiliates’ stock option plans, the Executive shall be entitled to exercise all such stock options so held in accordance with the terms of such plans and his stock option award agreements. If the Executive holds options for the purchase of shares (or other securities) under any of the Corporation’s or its Affiliates’ stock option plans which are not vested at the Termination Date in a termination circumstance where this Section 2.5 applies, the Corporation shall pay to the Executive a cash amount that is equal to the excess, if any, of the fair market value of the shares (or other securities) on the Termination Date over the exercise price for such options. For this purpose, fair market value on the Termination Date shall mean the last board lot sale price on the New York Stock Exchange (or such other exchange on which the greatest volume of trading of such shares or other securities took place for the 30 trading days prior to the Termination Date) for Enbridge, Inc. on the last trading day prior to the Termination Date.

(f)	The amounts payable by the Corporation to the Executive pursuant to Section 2.5 shall not be reduced by any amounts earned by the Executive after the Termination Date.

(g)	All amounts paid by the Corporation to the Executive pursuant to Section 2.5 shall satisfy and forever discharge all liabilities, claims or actions that the Executive may or shall have against the Corporation, whether arising from the termination of employment of the Executive or any other reason, whether at common law, under statute or otherwise.

(h)	In consideration for the benefits provided for under this Section 2.5, the Executive shall first execute and deliver the Release described in Section 2.6 to the Corporation.

2.6	Release Agreement

Notwithstanding any provision of this Agreement to the contrary, in order to receive the separation benefits provided under Section 2.5 (the “Separation Benefits”), Executive must first execute the Release (on a form provided by the Company), in substantially the same form as set forth in Schedule A, whereby Executive agrees to release and waive, in return for such Separation Benefits, any claims that he may have against the Company and its Affiliates including, without limitation, for unlawful discrimination or retaliation (e.g., Title VII of the U.S. Civil Rights Act); provided, however, the Release shall not release any claim by or on behalf of Executive for any payment or benefit that is due and payable under the terms of this Agreement.

Executive must sign and return the executed Release within sixty (60) days of the date of his receipt of the Release on or after the Termination Date. No Separation Benefits shall be payable or provided by the Company unless and until the Release has been executed by Executive, has not been revoked, and is no longer subject to revocation by Executive. The Separation Benefits shall be paid or provided by the Company at the end of such 60-day period, but only if the Release has been properly executed by Executive and is not revocable at that time, regardless of the date on which the Release was actually executed by Executive. In the event that such 60-day period spans two calendar years, the Separation Benefits will be paid in the later year. If the conditions set forth in the preceding sentence are not satisfied by Executive, the Separation Benefits shall be forfeited hereunder without the necessity of any further notice.

ARTICLE 3

CONFIDENTIAL INFORMATION AND

RESTRICTIVE COVENANTS

3.1	Access to Confidential Information and Specialized Training

In connection with his employment and continuing on an ongoing basis during the Employment Period, the Company and its Affiliates will give Executive access to Confidential Information, which Executive did not have access to or knowledge of before the execution of this Agreement. Executive acknowledges and agrees that all Confidential Information is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes “trade secrets” under applicable laws, and that unauthorized disclosure or unauthorized use of the Confidential Information would irreparably injure the Company or an Affiliate.

3.2	Agreement Not to Use or Disclose Confidential Information

Both during the term of Executive’s employment and after his termination of employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company or its Affiliates, in accordance with the duties assigned to Executive. Executive shall also comply with the “Enbridge, Inc. and its Subsidiaries Revised Statement of Business Conduct” as it may be amended, and any similar or successor policy maintained or adopted by the Corporation.

3.3	Duty to Return Company Documents and Property

Upon the termination of Executive’s employment with the Company and its Affiliates, for whatever reason, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or an Affiliate or relating to their businesses, in Executive’s possession or under his control, and regardless of , whether prepared by Executive or others. If at any time after the Employment Period, Executive determines that he has any Confidential Information in his possession or under his control, Executive shall immediately return to the Company all such Confidential Information, including all copies (including electronic versions) and portions thereof. Within one (1) day after the end of the Employment Period for any reason, the Executive shall return to Company all Confidential Information which is in his possession, custody or control.

3.4	Non-Solicitation Restriction

To protect the Confidential Information, and in the event of Executive’s termination of employment for any reason, it is necessary to enter into the following restrictive covenants which are ancillary to the enforceable promises between the Company and Executive in this Agreement. Executive hereby covenants and agrees that he will not, directly or indirectly, either individually or as a principal, owner, agent, or in any other capacity or on behalf of any other Person, except on behalf of the Company or an Affiliate, solicit business, or attempt to solicit business, in products or services competitive with any products or services provided by the Company or any Affiliate, from the Company’s or Affiliate’s partners or customers (or any prospective partner or customer) as of the Termination Date, or any other Person with whom the Company or Affiliate had a business relationship with within the one (1) year period immediately preceding the Termination Date. This non-solicitation covenant shall remain in effect for one year following the Termination Date.

3.5	No-Recruitment Restriction

The Executive shall not, directly or indirectly, for the Executive or for any other Person, in any geographic area or market where the Company or any of its Affiliates is conducting any business, induce any employee of the Company of any of its Affiliates to terminate his or her employment with the Company or such Affiliate, or hire or assist in the hiring of any such employee by any Person not affiliated with the Company, unless such employee has terminated employment with the Company and its Affiliates for at least thirty (30) days before such initial solicitation. These nonsolicitation obligations shall apply during the period that the Executive is employed by the Company and during the two-year period commencing on the Termination Date. Notwithstanding the foregoing, the provisions of this Section 3.5 shall not restrict the ability of the Company or its Affiliates to take any action with respect to the employment or the termination of employment of any of its employees, or for the Executive to participate in his capacity as an officer of the Company.

3.6	Reformation

It is expressly understood and agreed that the Company and the Executive consider the restrictions contained in this Article 3 to be reasonable and necessary to protect the Confidential Information and reasonable business interests of the Company or its Affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified, to be fully enforced in the geographic area and for the time period to the full extent permitted by law.

3.7	No Previous Restrictive Agreements

Executive represents that, except as disclosed in writing to the Company, he is not bound by the terms of any agreement with any previous employer or other Person to (a) refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment by the Company or (b) refrain from competing, directly or indirectly, with the business of such previous employer or any other Person. Executive further represents that his performance under this Agreement will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence prior to Executive’s employment with the Company, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or any other Person.

3.8	Remedies

Executive acknowledges that the restrictions contained in this Article 3, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of this Agreement would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Executive of any provision of Article 3, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach. These covenants and disclosures shall each be construed as independent of any other provision in this Agreement, and the existence of any claim or cause of action by Executive against the Company or an Affiliate, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

3.9	No Disparaging Comments

Executive and the Company shall refrain from any criticisms or disparaging comments about each other or in any way relating to Executive’s employment or separation from employment; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or any of its Affiliates or by the Executive to any state or federal law enforcement agency. The Company and Executive will not be in breach of this covenant solely by reason of testimony or disclosure that is required for compliance with applicable law or regulation or by compulsion of law. A violation or threatened violation of this prohibition may be enjoined by a court of competent jurisdiction. The rights under this provision are in addition to any and all rights and remedies otherwise afforded by law to the Parties.

3.10	Company Documents and Property

All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive’s custody, possession or control that have been obtained or prepared in the course of Executive’s employment with the Company or an Affiliate shall be the exclusive property of the Company or an Affiliate.

3.11	Legal Fees and Expenses

The Corporation shall pay all reasonable costs incurred by the Executive, as determined in the discretion of the Corporation’s Chief Executive Officer or a senior executive of Enbridge, Inc., in respect of legal, consulting and accounting expenses in connection with the negotiation and execution of this Agreement. The Corporation shall pay all costs, charges and expenses incurred in respect of legal, consulting and accounting expenses (including legal fees, charges and disbursements on an as between an attorney and his own client basis) that are incurred by the Executive or his estate in taking any action or enforcing any right or benefit provided to the Executive under this Agreement; provided, however, only if, and to the extent, that the Executive is substantially successful in any such action or in enforcing any such right or benefit, and provided further, that any payments pursuant to this Section 3.11 shall not exceed a maximum amount of $20,000 (or such greater amount as may be ordered by any court or other competent authority).

ARTICLE 4

GENERAL PROVISIONS

4.1	Matters Relating to Section 409A of the Code

Notwithstanding any provision in this Agreement to the contrary, if the payment of any compensation or benefit provided hereunder (including, without limitation, any Separation Benefits) would be subject to additional taxes and interest under Section 409A of the Code (“Section 409A”), then the following provisions shall apply:

(a)	Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Executive under this Agreement in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” that is subject to, and not exempt under, Section 409A, a termination of employment shall not be considered to have occurred under this Agreement unless and until such termination constitutes Executive’s “separation from service” with the Company and its Affiliates, as such term is defined under Section 409A (“Separation from Service”).

(b)	Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, the Separation Benefits payable to Executive pursuant to this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A, and if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A, then to the extent delayed payment of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A, such payment shall not be made to Executive before the earlier of (1) the expiration of the six-month period measured from the date Executive’s Separation from Service or (2) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 4.1 shall be paid in a lump sum to Executive (or to Executive’s Designated Beneficiary in the event of his death). The determination of whether Executive is a “specified employee” for purposes of Section 409A at the time of his Separation from Service shall be made by the Company in accordance with the requirements of Section 409A.

(c)	This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment under this Agreement becomes subject to (1) the gross income inclusion under Section 409A or (2) the interest and additional tax under Section 409A (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of the Section 409A Penalties. For purposes of Section 409A, each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment. If any provision of this Agreement would cause Executive to incur the Section 409A Penalties, the Company may, after consulting with Executive, reform such provision to comply with Section 409A or to preclude imposition of the Section 409A Penalties, to the full extent permitted under Section 409A.

4.2	Withholdings; Right of Offset

The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local, foreign, and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other employee deductions made with respect to Company’s employees generally, and (c) any advances made to Executive and owed to Company.

4.3	Nonalienation

The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive, his dependents or beneficiaries, or to any other Person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any Person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such Person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

4.4	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), and this Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as previously defined and any successor by operation of law or otherwise, as well as any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement. Except as provided in the preceding provisions of this Section 4.4, this Agreement, and the rights and obligations of the Parties hereunder, are personal in nature and neither this Agreement, nor any right, benefit, or obligation of either Party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the written consent of the other Party.

4.5	Notice

Each Notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below or under that Party’s signature on this Agreement, or at such other address as the recipient has designated by Notice to the other Party.

To the Corporation:

Enbridge Employee Services, Inc.

1100 Louisiana St., Suite 3300

Houston, TX 77002

Attention: Chief Legal Officer

To Executive: (As set forth below his signature on the signature page of this Agreement.)

Each Notice or communication so transmitted, delivered, or sent (a) in person, by courier or messenger service, or by certified United States mail (return receipt requested) shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or (b) by telecopy or facsimile shall be deemed given, received, and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has promptly Notified the other Party that the transmission is illegible). Nevertheless, if the date of delivery or transmission is not a Business Day, or if the delivery or transmission is after 4:00 p.m. (local time at the recipient) on a Business Day, the Notice or other communication shall be deemed given, received, and effective on the next Business Day.

4.6	Severability

It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

4.7	No Third Party Beneficiaries

This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and to their respective successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.

4.8	Waiver of Breach

No waiver by either Party of a breach of any provision of this Agreement by the other Party, or of compliance with any condition or provision of this Agreement to be performed by the other Party, will operate or be construed as a waiver of any subsequent breach by the other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.

4.9	Survival of Certain Provisions

Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement or the termination of Executive’s employment.

4.10	Entire Agreement; Amendment and Termination

This Agreement contains the entire agreement of the Parties with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties concerning the subject matter hereof. This Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment, waiver or termination hereto and that is executed by or on behalf of each Party.

4.11	Interpretive Matters

In the interpretation of the Agreement, except where the context otherwise requires:

(a)	Headings. The Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(b)	The terms “including” and “include” do not denote or imply any limitation.

(c)	The conjunction “or” has the inclusive meaning “and/or”.

(d)	Plurals and Genders. The singular includes the plural, and vice versa, and each gender includes each of the others.

(e)	Months. The term “month” refers to a calendar month.

(f)	References to Statutes. Reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof.

(g)	The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision;

(h)	All amounts referenced herein are in U.S. dollars.

4.12	Governing Law; Jurisdiction

All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Texas, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Texas. Jurisdiction and venue of any action or proceeding relating to this Agreement or any Dispute shall be exclusively in the federal and state courts of competent jurisdiction in the Houston, Texas metropolitan area. Executive consents to personal jurisdiction of such courts to adjudicate any Dispute relating to or arising out of this Agreement or Executive’s employment or termination of employment, and Executive agrees that Executive shall not challenge personal or subject matter jurisdiction in such courts. EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

4.13	Executive Acknowledgment

Executive acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he has had ample opportunity to discuss this Agreement with his legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party. Executive represents that he is free to enter into this Agreement including, without limitation, that he is not subject to any covenant not to compete or other restrictive covenant that would conflict with his employment duties and covenants under this Agreement.

4.14	Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one Party hereto, but together signed by both Parties.

[Signature page follows.]

IN WITNESS WHERE OF the Corporation has hereunto affixed its corporate seal and caused this Agreement to be duly executed and delivered by its duly authorized officers in that behalf and the Executive has hereunto set his hand and seal effective as of the day and year first written above.

ENBRIDGE EMPLOYEE SERVICES, INC.

By:	/s/ Joan Gay

Name:	Joan Gay

Title:	President, Enbridge Employee Services, Inc.

Date:	February 11, 2014

Accepted and Agreed:

ENBRIDGE, INC.

By:	/s/ Jane Haberbusch

Name:	Jane Haberbusch

Title:	VP, Human Resources

Date:	February 11, 2014

WITNESS:		EXECUTIVE:

Signature:	/s/ Karen Radford	Signature:	/s/ C. Gregory Harper

Name:	Karen Radford	Name:	C. Gregory Harper

Date:	February 11, 2014	Date:	February 11, 2014

Executive’s Address for Notices:

SCHEDULE A

TO

EMPLOYMENT AGREEMENT

GENERAL RELEASE

In consideration of the Separation Benefits set forth in Article 2 of that certain Employment Agreement (the “Employment Agreement”) dated as of January     , 2014, by and between Enbridge Employee Services, Inc. (the “Company”) and C. Gregory Harper (“Executive”), as it may be amended from time to time, this Release Agreement (the “Agreement”) is made and entered into by the Company and Executive. The Company and Executive may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.”

By signing this Agreement, Executive and the Company agree as follows:

1.	Purpose. The purpose of this Agreement is to provide for the orderly termination of the employment relationship between the Parties, and to voluntarily resolve any actual or potential disputes or claims that Executive has or might have, as of the date of Executive’s execution of this Agreement, against the Company and the Company’s owners, parents, subsidiaries, and Affiliates (as defined in the Employment Agreement), and its and their respective directors, officers, employees, owners, agents, attorneys, advisors, representatives, successors, assigns, employee benefit plans and plan fiduciaries (hereinafter collectively referred to as the “Released Parties”). Neither the fact that this Agreement has been proposed or executed, nor the terms of this Agreement, are intended to suggest, or should be construed as suggesting, that the Released Parties have acted unlawfully or violated any federal, state or local law or regulation, or any other duty, policy or contract.

2.	Termination of Employment. Effective [—] (the “Termination Date”), Executive’s employment with the Company was terminated.

3.	Separation Benefits. In consideration for Executive’s execution of, and required performance under, this Agreement, the Company shall provide Executive with the Separation Benefits (as such term is defined in the Employment Agreement), which benefits Executive would not otherwise have received, or been entitled to receive, other than those benefits that are required to be paid or provided under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other applicable laws. All Company perquisites have ceased upon the Termination Date, and all payments hereunder shall be net of applicable federal, foreign, state and local taxes, as required by law.

4.	Waiver of Additional Compensation or Benefits. The Separation Benefits to be paid to Executive under Section 3 above constitute the entire amount of compensation and consideration due to Executive under this Agreement or any other agreement, policy, plan or arrangement of the Company providing for severance or separation benefits. Executive acknowledges that he has no right to seek, and will not seek, any additional or different compensation or consideration for executing or performing under this Agreement.

The Parties acknowledge and agree that Executive is not releasing claims to employee benefits pursuant to the Company’s or its Affiliates’ employee benefit plans that are subject to ERISA which explicitly provide for the payment of benefits following the Termination Date.

5.	Tax Consequences. The Company has made no representations to Executive regarding the tax consequences of any Separation Benefit received by Executive under this Agreement. To the extent that any payments or benefits provided hereunder are considered deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company intends for this Agreement to comply with, or be exempt from, the standards for nonqualified deferred compensation established by Section 409A of the Code (the “409A Standards”). To the extent that any terms of this Agreement would subject Executive to gross income inclusion, interest or an additional tax pursuant to Code Section 409A, those terms are to that extent superseded by the 409A Standards. The Company reserves the right to amend the timing of any payments to be made hereunder in order to comply with the 409A Standards to the full extent permitted under Code Section 409A as determined by the Company.

Executive’s Initials

6.	Certain Continuing Obligations. Executive acknowledges and agrees that certain provisions and post-employment covenants and obligations in the Employment Agreement shall survive the (a) termination of the employment relationship, (b) termination of the Employment Agreement, and (c) the execution of this Agreement; and Executive hereby agrees to fully honor his post-employment covenants and obligations as set forth in the Employment Agreement.

7.	Executive Representations. Executive expressly acknowledges and represents, and intends for the Company to rely upon his representations that he:

(1)	Has not filed any complaints, claims or actions against the Company or its Affiliate with any court, agency, or commission regarding the matters encompassed by this Agreement and that he will not do so at any time in the future; and that if any court or agency assumes jurisdiction of any complaint, claim or action against the Company or its Affiliate on behalf of Executive, he will direct that court or agency to withdraw from or dismiss with prejudice the matter.

(2)	Understands that he is, by entering into this Agreement, releasing the Released Parties, including the Company and its Affiliates, from and against any and all claims he has or may ever have against them under federal, state, or local laws, which claims have arisen on or before the date of his execution of this Agreement.

(3)	Understands that he is, by entering into this Agreement, waiving all claims that he may have against the Released Parties under the federal Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of his execution of this Agreement.

(4)	Has reviewed all aspects of this Agreement, and has carefully read and fully understands all of the provisions and effects of this Agreement.

(5)	Has been, and is hereby, advised in writing to consult with an attorney of his choice before signing this Agreement.

(6)	Is knowingly and voluntarily entering into this Agreement, and has relied solely and completely upon his own judgment and, if applicable, the advice of his own attorney in entering into this Agreement.

(7)	Is not relying upon any representations, promises, predictions, projections, or statements made by or on behalf of any Released Party, other than those that are specifically stated in this written Agreement.

(8)	Does not waive rights or claims that may first arise after the date this Agreement is signed by Executive.

8.

General Release and Waiver. In consideration of the Separation Benefits and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Executive, Executive, on his own behalf and on behalf of his agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully releases, remises, waives, acquits and forever discharges the Company, and all of its Affiliates, subsidiaries and each of their respective past, present and future officers, directors, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to Executive’s employment with the Company or its Affiliates or the termination of that employment relationship or any circumstances related thereto, or any other matter, cause or thing whatsoever, including without limitation all claims arising under

Executive’s Initials

or relating to his employment, any alleged employment agreement or other agreement, bonuses, any bonus plan, any long term incentive plan, termination from employment, any other claimed payments, employment contracts, benefits or bonuses or purported employment discrimination, retaliation, wrongdoing or violations of civil rights of whatever kind or nature, including without limitation all claims arising under any other alleged agreement, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Older Workers Benefit Protection Act, the Uniformed Services Employment and Re-Employment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Labor Management Relations Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Employee Polygraph Protection Act, the Texas Labor Code, the Texas Payday Law, the Texas Commission on Human Rights Act or Chapter 21, any statute or laws of the State of Texas, or any other federal, state or local whistleblower, discrimination or anti-retaliation statute, law or ordinance, including, without limitation, any workers’ compensation or disability claims under any such laws, claims for wrongful discharge, breach of express or implied contract or implied covenant of good faith and fair dealing, any alleged employment agreement or other agreement, and any other claims arising under state or federal law, as well as any expenses, costs or attorneys’ fees.

Except as required by law, Executive agrees that he will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or claim before any court, agency or tribunal against the Company arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment or separation from employment with the Company (or any Affiliate thereof), any other alleged agreement or any of the matters discharged and released in this Agreement. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim Executive believes he may have against the Company or its Affiliates. However, by executing this Agreement, Executive hereby waives the right to recover in any proceeding he may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission (or any other agency) on Executive’s behalf.

This release shall not apply to the performance of any of the Company’s obligations under this Agreement, COBRA continuation coverage (which shall be subject to COBRA law and regulation) or with respect to Executive’s interest in any vested accrued benefit or account balance under any employee benefit plan subject to the Employment Retirement Income Security Act of 1974, as amended (such as the Company’s 401(k) plan), to which Executive is entitled under terms and conditions of such plan. Executive acknowledges that certain of the Separation Benefits provided for in Section 3 constitute good and valuable consideration for the release contained in this Section 8.

9.

Mutual Non-Disclosure and Confidentiality. The Parties agree to keep confidential the specific terms of this Agreement, the facts and circumstances of Executive’s employment, and the events giving rise to this Agreement, and they shall not disclose same to any Person, except that (a) Executive may inform Executive’s spouse, financial, tax, professional, pastoral and legal advisors of the contents or terms of this Agreement; and (b) the Company may disclose the terms of this Agreement, the facts and circumstances of Executive’s employment and the facts and circumstances giving rise to this Agreement to those Persons as needed (including to implement the terms of this Agreement). Before sharing the Agreement or its terms with Executive’s financial, tax and legal advisors, Executive agrees to notify them of this confidentiality requirement. If Executive or the Company is required to disclose the Agreement or any other confidential matter to others by legal process, the Party so ordered shall to the extent practical under the circumstances first give notice to the other Party in order that such other Parties may have an opportunity to seek a

Executive’s Initials

protective order. The Parties shall cooperate with each other, should either decide to seek a protective order with all costs and expenses being borne by the Party seeking such order. Executive represents that at all times prior to his execution of this Agreement he has complied with the non-disclosure, confidentiality and non-disparagement obligations of this Agreement and the Employment Agreement. In the event that Executive breaches any such non-disclosure, confidentiality or non-disparagement provisions regardless of whether such breach occurs before or after Executive executes this Agreement, Executive forfeits any and all rights to the Separation Benefits.

11.	No Assignment of Claims. Executive represents that he has not transferred or assigned, to any person or entity, any Claim involving the Company, or any portion thereof or interest therein.

12.	Binding Effect of Agreement. This Agreement shall be binding upon the Company and its successors and assigns, and upon Executive and his heirs, spouse, representatives, successors and assigns.

13.	Severability. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

14.	No Waiver. This Agreement may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties. Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.

15.	Section 409A Compliance. It is the intention of the Company and the Executive that this Agreement is written and administered, and will be interpreted and construed, in a manner such that no amount under this Agreement becomes subject to (a) gross income inclusion under Code Section 409A or (b) interest and additional tax under Code Section 409A (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of the Section 409A Penalties. Accordingly, the Executive consents to any amendment of this Agreement as the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, the Executive a copy of such amendment. Further, to the extent that any terms of the Agreement are ambiguous, such terms shall be interpreted as necessary to comply with, or an exemption under, Code Section 409A when applicable.

16.	Entire Agreement. This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties, whether oral or written, between the Parties, pertaining to the subject matter of this Agreement and Executive’s employment or termination of employment with the Company. No oral statements or other prior written material not specifically incorporated into this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, with any such amendment to become effective as of the date stipulated in it. Any amendment to this Agreement must be signed by both Parties. Executive represents and acknowledges that in executing this Agreement, Executive does not rely on, has not relied on, and specifically disavows any reliance on, any communications, promises, statements, inducements, or representations, oral or written, by the Company or its Affiliates, attorneys or agents, except as expressly contained in this Agreement. Executive further represents that Executive is relying on his own judgment in entering into this Agreement.

17.

Venue. The exclusive venue for any and all Disputes, suits or other proceedings relating to or arising out of this Agreement or out of the employment relationship shall be in the United States District Court for the Southern District of Texas, or a state district court of competent jurisdiction in Harris County, Texas. Executive consents to personal jurisdiction of such courts to adjudicate any Dispute or other controversy relating to or arising out of this Agreement, the Employment Agreement, or Executive’s employment or termination of employment, and Executive agrees that he shall not challenge personal or subject matter

Executive’s Initials

jurisdiction in such courts. EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

18.	Twenty-One Days to Consider Offer of Separation Benefits. Executive shall have, and by signing this Agreement Executive acknowledges and represents, that he has had, the opportunity to take at least twenty-one (21) days after the date of his receipt of this Agreement to consider whether to elect to sign it and to thereby waive and release the rights and Claims addressed in this Agreement. Although Executive may sign this Agreement prior to the end of the 21-day period, Executive may not sign this Agreement on or before the Termination Date. In addition, if Executive signs this Agreement prior to the end of the 21-day period, Executive shall be deemed, by doing so, to have certified and agreed that the decision to make such election prior to the expiration of the 21-day period of time is knowing and voluntary and was not induced by the Company through: (a) fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the end of the 21-day period; or (b) an offer to provide different terms or benefits in exchange for signing the Agreement prior to the expiration of the 21-day period. Executive is advised to consult with an attorney with regard to his decision as to whether or not to enter into this Agreement.

Executive must sign and return the executed Release within sixty (60) days of the date of his receipt of the Release on or after the Termination Date. No Separation Benefits shall be payable or provided by the Company unless and until the Release has been executed by Executive, has not been revoked, and is no longer subject to revocation by Executive. The Separation Benefits shall be paid or provided by the Company at the end of such 60-day period, but only if the Release has been properly executed by Executive and is not revocable at that time, regardless of the date on which the Release was actually executed by Executive. In the event that such 60-day period spans two calendar years, the Separation Benefits will be paid in the later year. If the conditions set forth in the preceding sentence are not satisfied by Executive, the Separation Benefits shall be forfeited hereunder without the necessity of any further notice.

19.	Seven Day Revocation Period. Executive may revoke this Agreement at any time within seven (7) days after he signs it. To revoke the Agreement, Executive must deliver written notification of such revocation to the attention of President & CEO, Enbridge Inc., within seven (7) days after the date Executive signs this Agreement.

20.	Knowing and Voluntary Waiver. Executive, by Executive’s free and voluntary act of signing below, (a) acknowledges that he has been given a period of twenty-one (21) days to consider whether to agree to the terms contained herein, (b) acknowledges that he has been advised in writing to consult with an attorney prior to executing this Agreement, (c) acknowledges that he understands that this Agreement specifically releases and waives all rights and claims that Executive may have under the Age Discrimination in Employment Act, as amended, prior to the date on which Executive signs this Agreement, and (d) agrees to all of the terms of this Agreement and intends to be legally bound thereby.

This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Executive (the “Effective Date”). During the seven-day period prior to the Effective Date, Executive may revoke his agreement to release claims under the Age Discrimination in Employment Act by indicating in writing to the Company his intention to revoke. If Executive exercises his right to revoke hereunder, Executive shall forfeit his right to receive the Separation Benefits.

21.	Executive Acknowledgment. Executive acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he has had ample opportunity to discuss this Agreement with his personal legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party.

22.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one Party hereto, but together signed by both Parties.

Executive’s Initials

23.	Miscellaneous. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid, or unenforceable provision has not been included herein.

It is further understood and agreed that if a violation of any term of this Agreement is asserted, the Party who asserts such violation will have the right to seek specific performance of that term and/or any other necessary and proper relief as permitted by law, including but not limited to, damages from any court of competent jurisdiction, and the prevailing Party shall be entitled to recover its reasonable costs and attorney’s fees.

Executive further understands and agrees that if he, or someone acting on his behalf, files, or causes to be filed, any charge, complaint, or action in respect of Claims released hereunder against the Company and/or any other Released Parties, he expressly waives any right to recover any damages or other relief whatsoever from the Company and/or other Released Parties, including costs and attorneys’ fees.

24.	Choice of Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas without regard to principles of conflict of laws.

[Signature page follows.]

Executive’s Initials

THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS, INCLUDING A RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. BEFORE SIGNING THIS AGREEMENT, YOU MAY TAKE IT HOME, READ IT, AND CAREFULLY CONSIDER IT. IF YOU CHOOSE, DISCUSS THIS AGREEMENT WITH YOUR ATTORNEY (AT YOUR OWN EXPENSE).

I HEREBY ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, I UNDERSTAND ALL OF ITS TERMS, I AM RELEASING CLAIMS, AND I AM ENTERING INTO THIS AGREEMENT VOLUNTARILY.

WITNESS:	EXECUTIVE:

Signature:	Signature:

Name:	Name:

Date:	Date:

Executive’s Address for Notices:

ENBRIDGE EMPLOYEE SERVICES, INC.

By:

Name:

Title:

Date:

Executive’s Initials